Exhibit 10.7

REVOLVING PROMISSORY NOTE

$50,000,000.00	Dallas, Texas	January 9, 2007

1.           Promise to Pay.  For value received, on or before January 9, 2009 (“Maturity Date”), INFINITY ENERGY RESOURCES, INC. (“Borrower”), a Delaware corporation, promises to pay to the order of AMEGY BANK, N.A. (“Lender”), at its offices in Dallas County, Texas, at 1807 Ross Avenue, Suite 400, Dallas, Dallas County, Texas 75201, the principal amount of Fifty Million Dollars ($50,000,000.00) (“Total Principal Amount”), or such amount less than the Total Principal Amount which has been advanced to Borrower and remains unpaid under this Revolving Promissory Note (“Note”), together with interest on the portion of the Total Principal Amount advanced to Borrower from the date advanced until paid at the rates per annum provided below.

2.           Definitions.  For purposes of this Note, unless the context otherwise requires, certain terms used herein shall be defined as follows:

“Adjusted LIBOR Rate” means with respect to each Interest Period, a rate per annum equal to the sum of (i) the LIBOR Spread, plus (ii) the LIBOR Rate with respect to such Interest Period.  Each determination by Lender of the Adjusted LIBOR Rate shall, in the absence of manifest error, be conclusive and binding.

“Adjusted Stated Rate” means a rate per annum equal to the sum of (i) the Stated Rate, plus (ii) the Applicable Margin.  Each determination by Lender of the Adjusted Stated Rate shall, in the absence of manifest error, be conclusive and binding.

“Applicable Margin” means the “Applicable Margin” as defined in the Loan Agreement; and the Applicable Margin will vary as set forth in the Loan Agreement, based on the Borrowing Base Utilization (as defined in the Loan Agreement) as in effect from time to time, with each change in the applicable percentage resulting from a change in the Borrowing Base Utilization to take effect on the day such change in the Borrowing Base Utilization occurs.

“Business Day” means any day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

“Consequential Loss” means, with respect to Borrower’s payment of all or any portion of the then-outstanding principal amount of any LIBOR Balance on a day other than the last day of the Interest Period related thereto, any loss, cost, or expense incurred by Lender in redepositing such principal amount, including the sum of (i) the interest which, but for such payment, Lender would have earned in respect of such principal amount so paid, for the remainder of the Interest Period applicable to such sum, reduced, if Lender is able to redeposit such principal amount so paid for the balance of such Interest Period, by the interest earned by Lender as a result of so redepositing such principal amount plus (ii) any expense or penalty incurred by Lender on redepositing such principal amount, but excluding taxes on the income of Lender imposed by any governmental authority.

“Contract Rate” means the Adjusted LIBOR Rate or the Adjusted Stated Rate, as in effect from time to time under this Note.

“Dollars” means lawful currency of the United States of America.

“Excess Interest Amount” means, on any date, the amount by which (i) the amount of all interest which would have accrued prior to such date on the principal of this Note, had the applicable Contract Rate at all times been in effect without limitation by the Maximum Rate, exceeds (ii) the aggregate amount of interest accrued on this Note on or prior to such date as limited by the Maximum Rate.

“Interest Notice” means the notice given by Borrower to Lender of an Interest Option selected hereunder.  Each Interest Notice given by Borrower under this Note shall be irrevocable and must be given not later than 11 :00 a.m. (Dallas, Texas time) on a day which is not less than the number of Business Days or LIBOR Business Days required below for an Interest Option.

“Interest Option” means Borrower’s option to select an Adjusted LIBOR Rate or the Adjusted Stated Rate, as described more fully below.

“Interest Payment Date” means the first day of each month hereafter for interest on the Stated Rate Balance, the last day of the applicable Interest Period for interest on the LIBOR Balance, and the Maturity Date.

“Interest Period” means, with respect to any LIBOR Balance, a period commencing: (i) on any date which, pursuant to an Interest Notice, the principal amount of such LIBOR Balance begins to accrue interest at the Adjusted LIBOR Rate, or the Business Day following the last day of the immediately preceding Interest Period in the case of a rollover to a successive Interest Period, and ending one, two, three, or six months thereafter as Borrower shall elect in accordance with the provisions hereof; provided that: (A) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the succeeding LIBOR Business Day and (B) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“LIBOR Balance” means the principal balance of this Note, which, pursuant to an Interest Notice, bears interest at an Adjusted LIBOR Rate.

“LIBOR Business Day” means a day on which dealings in Dollars are carried out in the London interbank offered rate market.

“LIBOR Rate” means the rate of interest per annum (rounded upwards, if necessary, to the nearest 1116 of 1%) equal to the average of the offered quotations appearing at Page or Ticker US0001M, US0002M, US0003M, or US0006M, as the case may be for applicable Interest Period in Bloomberg Financial Markets Commodities News as published by BLOOMBERG L.P. (or such other similar news reporting service as Lender may subscribe to at the time such LIBOR Rate is determined), at which deposits in U.S. dollars are offered by the major London clearing banks in the London interbank offered market for a period of time equal or comparable to one, two, three, or six months and in an amount equal to or comparable to the principal amount of the LIBOR Balance to which such interest period relates.  The LIBOR Rate for the Interest Period to which it relates shall be determined as of 11:00 a.m. (London, England time) two (2) LIBOR Business Days prior to the first day of such Interest Period.

“LIBOR Spread” means the “LIBOR Spread” as defined in the Loan Agreement; and the LIBOR Spread will vary as set forth in the Loan Agreement, based on the Borrowing Base Utilization (as deemed in the Loan Agreement) as in effect from time to time, with each change in the applicable percentage resulting from a change in the Borrowing Base Utilization to take effect on the day such change in the Borrowing Base Utilization occurs.

“Loan Agreement” means the Loan Agreement of even date, by and among Borrower, Lender, and others, as amended.

“Maximum Rate” means at the particular time in question the maximum rate of interest which, under applicable law, may then be charged on this Note.  If the maximum rate of interest changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as of the effective date of each change in the maximum rate.  If applicable law ceases to provide for a maximum rate of interest, the Maximum Rate shall be equal to eighteen percent (18%) per annum.

“Stated Rate” means the greater of(i) the interest rate publicly announced by Lender from time to time as its general reference rate of interest, which prime rate shall change upon any change in such announced or published general reference interest rate and which prime rate may not be the lowest interest rate charged by the Lender, or (ii) the sum of the rate of interest, then most recently published by The Wall Street Journal as the “federal funds” rate for reserves traded among commercial banks for overnight use, plus one half of one percent (0.5%).

“Stated Rate Balance” means the principal balance of this Note bearing interest at a rate based upon the Adjusted Stated Rate.

3.           Payments of Interest and Principal.  The principal of and ail accrued but unpaid interest on this Note shall be due and payable as follows:

(a)           accrued, unpaid interest on this Note shall be due and payable on each Interest Payment Date, commencing on the first (lst) day of February, 2007, and continuing until the Maturity Date;

(b)           the principal of this Note shall be due and payable as required by the Loan Agreement to meet any Borrowing Base deficiency or Monthly Commitment Reductions (if and when required by Lender under the Loan Agreement); and

(c)           the outstanding principal balance of this Note, together with all accrued but unpaid interest, shall be due and payable on the Maturity Date.

4.           Revolving Credit.  Under the Loan Agreement, Borrower may request advances and make payments hereunder from time to time, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not at any time exceed the Total Principal Amount or the Borrowing Base (as deemed in the Loan Agreement), subject to the right to cure Borrowing Base deficiencies in the Loan Agreement.  In addition, Lender may set a monthly commitment reduction pursuant to the Loan Agreement, and thereafter the Borrowing Base and Lender’s commitment under this Note will decline monthly and the amount outstanding under this Note may not exceed this declining Borrowing Base as and to the extent provided in the Loan Agreement.  The unpaid balance of this Note shall increase and decrease with each new advance or payment hereunder, as the case may be.  This Note shall not be deemed terminated or canceled prior to the Maturity Date, although the entire principal balance hereof may from time to time be paid in full.  Borrower may borrow, repay and reborrow hereunder.  Unless otherwise agreed to in writing or otherwise required by applicable law, payments will be applied first to unpaid accrued interest, then to principal, and any remaining amount to any unpaid collection costs, delinquency charges, and other charges; provided, however, while an Event of Default (as deemed below) is outstanding, Lender reserves the right to apply payments among principal, interest, delinquency charges, collection costs, and other charges, in such order and manner as the holder of this Note may from time to time determine in its sole discretion.  All payments and prepayments of principal of or interest on this Note shall be made in Dollars in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower.  If any payment of principal of or interest on this Note shall become due on a day which is not a Business Day or LIBOR Business Day, as applicable, such payment shall be made on the next succeeding Business Day or LIBOR Business Day, as applicable, and any such extension of time shall be included in computing interest in connection with such payment.  The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note.

5.           Accrual of Interest.  The unpaid principal of the Stated Rate Balance shall bear interest at a rate per annum which shall from day to day be equal to the lesser of (i) the Adjusted Stated Rate, or (ii) the Maximum Rate.  The unpaid principal of each LIBOR Balance shall bear interest at a rate per annum which shall be equal to the lesser of (i) the Adjusted LIBOR Rate for the Interest Period in effect with respect to such LIBOR Balance, or (ii) the Maximum Rate.  Each change in the Adjusted Stated Rate shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Adjusted Stated Rate.  Interest on this Note shall be calculated on the basis of the actual days elapsed, but computed as if each year consisted of 360 days.

6.           Interest Options.  Subject to the provisions hereof, Borrower shall have the option (the “Interest Option”) of having the unpaid principal balance of this Note bear interest at the Adjusted LIBOR Rate or the Adjusted Stated Rate; provided, however, that only four (4) Interest Period options shall be in effect at anyone time during the term hereof and the selection of the Adjusted LIBOR Rate for a particular Interest Period shall be for no less than $1,000,000.00 of unpaid principal and in even multiples of $100,000.00 in principal.  The Interest Option shall be exercised in the manner provided below:

(a)           Advances.  Each advance on the Note will initially be funded as a Stated Rate Balance and will accrue interest from the date advanced at the Adjusted Stated Rate.

(b)           Conversion From Adjusted Stated Rate.  During any period in which the principal hereof bears interest at the Adjusted Stated Rate, Borrower shall have the right, on any LIBOR Business Day (the “Conversion Date”), to convert all or part of the principal balance owed on the Note from the Stated Rate Balance to a LIBOR Balance by giving Lender an Interest Notice of such selection at least two (2) LIBOR Business Days prior to the Conversion Date.

(c)           At Expiration o/Interest Periods.  At least two (2) LIBOR Business Days prior to the termination of each Interest Period, Lender shall receive from Borrower an Interest Notice indicating the Interest Option to be applicable to the corresponding LIBOR Balance upon the expiration of such Interest Period.  If the required Interest Notice shall not have been timely received by Lender, Borrower shall be deemed to have selected the Adjusted Stated Rate to be applicable to the corresponding LIBOR Balance upon the expiration of the Interest Period and to have given Lender notice of such selection.

7.           Interest Recapture.  If on each Interest Payment Date or any other date on which interest payments are required hereunder, Lender does not receive interest on this Note computed at the Adjusted Stated Rate or Adjusted LIBOR Rate because such Contract Rate exceeds or has exceeded the Maximum Rate, then Borrower shall, upon the written demand of Lender, pay to Lender in addition to the interest otherwise required to be paid hereunder, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of such later Interest Payment Date); provided that in no event shall Borrower be required to pay, for any Interest Period, interest at a rate exceeding the Maximum Rate effective during such period.

8.           Interest on Past Due Amounts and Default Interest.  To the extent any interest is not paid on or before the date it becomes due and payable, Lender may, at its option, add such accrued but unpaid interest to the principal of this Note.  Notwithstanding anything herein to the contrary, (i) while any Event of Default (as defined below) is outstanding, (ii) upon acceleration of the maturity hereof following an uncured Event of Default, or (iii) at the Maturity Date, all principal of this Note shall, at the option of Lender, bear interest until paid at the lesser of (i) the sum of the Stated Rate plus six percent (6.0%) per annum, or (ii) the Maximum Rate.

9.           Loan Agreement/Security.  This Note is subject to the terms and provisions of the Loan Agreement.  In the event of any conflict or inconsistency between this Note and the Loan Agreement, the Loan Agreement shall govern.  This Note is secured by all liens and security interests described in the Loan Agreement.  This Note, the Loan Agreement, and all other documents evidencing, securing, governing, guaranteeing, or pertaining to this Note are hereinafter collectively referred to as the “Loan Documents.”  The holder of this Note is entitled to the benefits and security provided in the Loan Documents.

10.         Prepayments; Consequential Loss.  Borrower may from time to time prepay all or any portion of the principal of this Note without premium or penalty, except as set forth herein.  Any prepayment made hereunder shall be made together with all interest accrued but unpaid on this Note through the date of such prepayment.  If Borrower makes any prepayment of principal with respect to any LIBOR Balance on any day prior to the last day of the Interest Period applicable to such LIBOR Balance, Borrower shall reimburse the Lender on demand the Consequential Loss incurred by Lender as a result of the timing of such payment.  A certificate of Lender setting forth the basis for the determination of a Consequential Loss shall be delivered to Borrower and shall, in the absence of manifest error, be prima facie evidence as to such determination and amount.

11.         Special Provisions for LIBOR Pricing.  Borrower agrees to the following special provisions regarding LIBOR pricing:

(a)           If Lender determines that, by reason of circumstances affecting the London interbank offered rate market generally, deposits in Dollars (in the applicable amounts) are not being offered to United States financial institutions in the London interbank offered rate market for the applicable Interest Period, or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to Lender of making or maintaining a LIBOR Balance for the applicable Interest Period, Lender shall forthwith give written notice to Borrower, and thereafter until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, (i) the right of Borrower to select the Adjusted LIBOR Rate as an Interest Option under this Note shall be suspended, and (ii) Borrower shall be deemed to have converted each LIBOR Balance to a Stated Rate Balance under this Note in accordance with the provisions hereof on the last day of the then-current Interest Period applicable to such LIBOR Balance.

(b)           If the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or agency shall make it unlawful or impossible for Lender to make or maintain a LIBOR Balance, Lender shall so notify Borrower.  Upon receipt of such written notice, Borrower shall be deemed to have converted any LIBOR Balance to a Stated Rate Balance under this Note, on either (i) the last day of the then-current Interest Period applicable to such LIBOR Balance if Lender may lawfully continue to maintain and fund such LIBOR Balance to such day, or (ii) immediately if Lender may not lawfully continue to maintain such LIBOR Balance to such day.

(c)           If any governmental authority, central bank, or other comparable authority, shall at any time after the date of this Note impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender, or shall impose on Lender (or its LIBOR lending office) or the London interbank offered rate market any other condition affecting its LIBOR Balance, this Note, or its obligation to make LIBOR advances; and the result of any of the foregoing is to increase the cost to Lender of making or maintaining its LIBOR Balance, or to reduce the amount of any sum received or receivable by Lender under this Note by an amount reasonably deemed by Lender to be material; then, within five (5) days after demand by Lender, Borrower shall pay to Lender, such additional amount or amounts as will compensate Lender for such increased cost or reduction.  Lender will promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle Lender to compensation pursuant to this Subsection.  A certificate of Lender claiming compensation under this Subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  If Lender demands compensation under this Subsection, then Borrower may at any time, upon at least five (5) Business Days prior notice to Lender, either (i) repay in full the then outstanding LIBOR Balance, together with accrued interest thereon to the date of prepayment, or (ii) convert such LIBOR Balance to Stated Rate Balance in accordance with the provisions of this Note; provided, however, that Borrower shall be liable for any Consequential Loss arising pursuant to such actions.

(d)           If (i) the obligation of Lender to permit LIBOR Balance has been suspended pursuant to subsections (a) or (b) above or (ii) Lender has demanded compensation under subsection (c) above, then, unless and until Lender notifies Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply, all advances on this Note which would otherwise be made by Lender as LIBOR Balance shall be made instead as Stated Rate Balance.

12.         Business Loan.  Borrower represents to and covenants with Lender that: (1) all loans evidenced by this Note are and shall be “business loans” as that term is used in the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended; and (2) the loans are for business, commercial, investment, or other similar purposes and not for personal, family, household, or agricultural use, as those terms are used in the Texas Finance Code.

13.         Event of Default.  Borrower agrees that upon the occurrence of anyone or more of the following events of default and the expiration of any notice, grace, or cure period provided for in the Loan Agreement (“Event of Default”):

(a)           failure of Borrower to pay any installment of principal of or interest on this Note or on any other indebtedness of Borrower to Lender when due; or

(b)           the occurrence of any Event of Default specified in the Loan Agreement;

the holder of this Note may, at its option, without further notice or demand, except such notice as is required by the Loan Agreement, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, without presentment, demand for payment, notice of intent to accelerate, other notice of acceleration or dishonor, protest, or notice of protest of any kind, all of which are expressly waived by Borrower (ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens securing payment hereof, (iv) pursue any and all other rights, remedies, and recourses available to the holder hereof, including but not limited to any such rights, remedies, or recourses under the Loan Documents, at law or in equity, or (v) pursue any combination of the foregoing.

14.         No Waiver by Lender.  The failure to exercise the option to accelerate the maturity of this Note or any other right, remedy, or recourse available to the holder hereof upon the occurrence of an Event of Default hereunder shall not constitute a waiver of the right of the holder of this Note to exercise the same at that time or at any subsequent time with respect to such Event of Default or any other Event of Default while such Event of Default is outstanding.  The rights, remedies, and recourses of the holder hereof, as provided in this Note and in any other Loan Documents, shall be cumulative and concurrent and may be pursued separately, successively, or together as often as occasion therefor shall arise, at the sole discretion of the holder hereof.  The acceptance by the holder hereof of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release, or extinguish any right, remedy, or recourse of the holder hereof, or nullify any prior exercise of any such right, remedy, or recourse, or (ii) impair, reduce, release, or extinguish the obligations of any party liable under any of the Loan Documents as originally provided herein or therein.

15.         Usury Savings Clause.  This Note and all other Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws.  If any provision hereof or of any other Loan Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby, and all provisions shall be enforced to the greatest extent permitted by law.  It is expressly stipulated and agreed to be the intent of the holder hereof to at all times comply with the usury and other applicable laws now or hereafter governing the interest payable on the indebtedness evidenced by this Note.  If the applicable law is ever revised, repealed, or judicially interpreted so as to render usurious any amount called for under this Note or under any other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the indebtedness evidenced by this Note, or if Lender’s exercise of the option to accelerate the maturity of this Note or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by law, then it is the express intent of Borrower and Lender that all excess amounts theretofore collected by Lender be credited on the principal balance of this Note (or, if this Note and all other indebtedness arising under or pursuant to the other Loan Documents have been paid in full, refunded to Borrower), and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then-applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder.  All sums paid, or agreed to be paid, by Borrower for the use, forbearance, detention, taking, charging, receiving, or reserving of the indebtedness of Borrower to Lender under this Note or arising under or pursuant to the other Loan Documents shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding.  To the extent federal law permits Lender to contract for, charge, or receive a greater amount of interest, Lender will rely on federal law instead of Texas Finance Code, for the purpose of determining the Maximum Rate.  Additionally, to the maximum extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the Maximum Rate under the Texas Finance Code, or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.  Notwithstanding anything to the contrary contained herein or in any other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

16.         Applicability of Laws.  In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note.  To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in Chapter 303 is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

17.         Attorneys Fees.  If this Note is placed in the hands of an attorney for collection, or is collected in whole or in part by suit or through bankruptcy, or other legal proceedings of any kind, Borrower agrees to pay, in addition to all other sums payable hereunder, all costs and expenses of collection, including but not limited to reasonable attorneys fees.

18.         Borrower’s Waiver.  Except as expressly provided herein, Borrower and any and all endorsers and guarantors of this Note severally waive presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration and dishonor, diligence in enforcement and indulgences of every kind and without further notice hereby agree to renewals, extensions, exchanges or releases of collateral, taking of additional collateral, indulgences, or partial payments, either before or after maturity.

19.         Applicable Law.  EXCEPT TO THE EXTENT THAT THE LAWS OF THE UNITED STATES MAY APPLY, THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.  THIS INSTRUMENT IS MADE AND IS PERFORMABLE IN DALLAS, DALLAS COUNTY, TEXAS, AND IN THE EVENT OF A DISPUTE INVOLVING THIS NOTE OR ANY OTHER INSTRUMENT EXECUTED IN CONNECTION HEREWITH, BORROWER IRREVOCABLY AGREES THAT VENUE FOR SUCH DISPUTES SHALL BE IN ANY COURT OF COMPETENT JURISDICTION IN DALLAS COUNTY, TEXAS.

20.         Captions.  Captions used herein are for convenience only and should not be used in interpreting this Note.

21.         Final Agreement.  THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Executed and delivered to Lender in Dallas, Texas, on the date stated above.

BORROWER:

INFINITY ENERGY RESOURCES, Inc.

By:	/s/ James A. Tuell
James A. Tuell, President

This note was prepared by:
HARRIS, FINLEY & BOGLE, P.C.
777 Main Street, Suite 3600
Fort Worth, Texas 76102
(817) 870-8700